Exhibit 99.3

Dear Stockholder,

On September 28, 2007, Avaya Inc. will be conducting a Special Meeting of Stockholders.  You have received this email because, as of August 9, 2007, you held shares of Avaya common stock and either:

(i) you have visited Avaya’s Open Enrollment website or proxyvote.com and requested to receive Avaya’s proxy materials electronically, or

(ii) you held your shares in one or more of the following Avaya plans:

the Savings Plan, the Savings Plan for Salaried Employees and the Employee Stock Purchase Plan.

This email contains information specific to your holdings in the company and provides the instructions you need to vote your shares.

This is a NOTIFICATION OF THE:

Avaya Inc. 2007 Special Meeting of Stockholders

MEETING DATE: September 28, 2007

For holders as of: August 9, 2007

CUSIP NUMBER: 053499109

CONTROL NUMBER: 012345678901

You can enter your voting instructions and view shareholder material at the following Internet site.  If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

Note: If your email software supports it, you can simply click on the above link.  To access ProxyVote, you will need the above CONTROL NUMBER and your four-digit PIN.  If you are a U.S. Avaya Employee and you hold your shares in one of the Avaya plans named above, the PIN is the last four digits of your Social Security number.  If you are a non-U.S. Avaya employee and you hold your shares in one of the Avaya plans named above, the PIN is the last four digits of your HRID number.  If you are a stockholder who requested to receive proxy materials electronically, the PIN is the four digit number you selected at the time of your request.

If you do not know your PIN, please follow the instructions at www.proxyvote.com.  Internet voting is accepted up to 11:59 p.m. (EDT) on September 27, 2007.

The relevant corporate materials can also be found at the following Internet site:

Notice of Special Meeting and Proxy Statement:

http://investors.avaya.com

To view the printer friendly versions of those documents, you will need the Adobe Acrobat Reader.  To download the Adobe Reader, click the below url address:

http://www.adobe.com/products/acrobat/readstep2.html

Alternatively, if you would like to receive paper copies of the Notice of Special Meeting and Proxy Statement, please visit the following Internet site and follow the instructions provided:

http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=AV&script=2300

You may also call toll-free 1-866-22-AVAYA to request copies of those documents.

If you requested through Avaya’s Open Enrollment website or proxyvote.com to receive proxy materials electronically, you can cancel your enrollment and view or change your PIN or email address by going to http://www.icsdelivery.com/av.  You will need your Social Security Number/Tax ID and your four-digit PIN (we suggested the last four digits of your Social Security Number or Tax ID).

Please note that you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, if you vote over the Internet (unless you are an Avaya employee and you access the Internet using the Avaya network).

Please REPLY to this email with any comments or questions about ProxyVote.com.

(Include the original text and Subject line of this message for identification purposes.)

This message and any attachments are intended only for the use of the addressee and may contain information that is privileged and confidential. If the reader of the message is not the intended recipient or an authorized representative of the intended recipient, you are hereby notified that any dissemination of this communication is strictly prohibited. If you have received this communication in error, please notify us immediately by e-mail and delete the message and any attachments from your system.